Exhibit 10.39

CONFIDENTIAL TREATMENT REQUESTED

Redacted Portions are indicated by [****]

CRO SERVICES AGREEMENT

This CRO Services Agreement (“Agreement”) is made effective as of the 15th day of September 2004 by and between BioMarin Pharmaceutical Inc., a Delaware corporation (“BIOMARIN”), and Kendle International Inc., an Ohio corporation (“CRO”).

WHEREAS, BIOMARIN is sponsoring a series of clinical trials in support of marketing approval for the Study Drug; and

WHEREAS, CRO is knowledgeable and experienced in the design, management and conduct of clinical trials and studies; and

WHEREAS, BIOMARIN wishes to retain CRO, and CRO wishes to be retained by BIOMARIN, to provide certain services to BIOMARIN on the terms and conditions set forth herein;

NOW, THEREFORE, BIOMARIN and CRO hereby agree as follows:

1.	Definitions.

As used in this Agreement, certain capitalized terms shall have the meaning set forth herein:

Act means the Federal Food, Drug and Cosmetic Act, 21 U.S.C. § 301 et. seq., as from time to time amended.

Cure Period means thirty (30) calendar days or if a default involves failure to pay money then five (5) business days or such other time specified in a notice of default provided pursuant to Section 5(C) as may be required to conform to a schedule imposed by a governmental authority that relates to the cause of the default or as may be necessary to prevent or limit harm to any person participating in the Study.

Disputed Services means Services that are not provided in a Timely and/or Professional manner.

Disputed Services Notice means written notice of Disputed Services.

ICH GCPs means Good Clinical Practices formulated by the International Conference on Harmonisation of Technical Requirements for Registration of Pharmaceuticals for Human Use.

Key Personnel means the personnel identified in a Scope of Work.

Materials means (in whatever form or medium): the Protocol and related documents or information provided by BIOMARIN or provided, developed, used or generated in connection with the Study by BIOMARIN or CRO except CRO Intellectual Property (as defined in Section 7(E)); devices and substances, including the Study Drug; all regulatory forms, records and documents; and all clinical data generated, obtained or gathered by CRO as a result of or in connection with the conduct of the Study.

Pass Through Costs means the actual and necessary expenses included in a Study Budget incurred by CRO to provide the Services.

Professional means that the Services have been provided as specified in a Scope of Work in a technically competent manner in view of industry standards and applicable legal requirements including, but not limited to, the Act, 21 CFR Part 312, ICH GCPs and applicable industry guidance developed by the US Food and Drug Administration.

Project Management Plan means the plan detailing the services, schedule and SOPs to be followed in managing the Studies that will be agreed to by the parties.

Protocol means the plans for clinical trials numbered BMRN PKU-001, BMRN PKU-003, BMRN PKU-004 that have been previously provided to CRO and are incorporated herein by reference and any other protocol attached hereto that is the subject of a Scope of Work. The title pages for Protocols BMRN PKU-001, BMRN PKU-003, BMRN PKU-004 are attached hereto as Exhibit A.

Scope of Work means specifically Exhibit B or any other exhibit attached hereto that describe the nature, frequency and costs of Services to be provided by CRO for a Study or Studies and further, identifies the Key Personnel and those sponsor responsibilities that are to be transferred to CRO by BIOMARIN in accordance with the Act.

Services mean site qualification, monitoring, and any other services provided by CRO as specified in a Scope of Work.

SOP means standard operating procedures.

Study or Studies means the clinical trials conducted pursuant to the Protocol(s).

Study Budget means the fees and Pass Through Costs to be paid CRO by BIOMARIN for Services provided pursuant to a Scope of Work that is incorporated in such Scope of Work.

Study Drug means 6R-BH4, also known as Phenoptin™, and any other drug tested in a Study.

Timely means that Services are provided in accordance with the schedule and/or frequency set forth in a Scope of Work.

2.	Provision of Services.

A.	Services. Pursuant to the terms of this Agreement, CRO shall provide on behalf of BIOMARIN certain Services in connection with the Studies more particularly described in the Scope of Work. To the extent that the terms of this Agreement and a Scope of Work conflict, the terms of this Agreement shall prevail unless the conflicting provision expressly provides otherwise. CRO shall perform the Services in accordance with applicable laws and regulations and in accordance with the SOPs designated in the Project Management Plan. The SOP(s) are subject to revision from time to time by BIOMARIN and BIOMARIN shall provide CRO notice of such revisions. If any such SOP revision can reasonably be expected to adversely affect the budget or timelines of the Services or a Study, CRO shall submit to BIOMARIN revised cost estimates or timelines for BIOMARIN’s approval, which shall not be unreasonably withheld.

B.	Default. Failure to complete any Services in a Timely and Professional manner shall constitute a material breach of this Agreement. In the event of any failure by CRO to complete any Services in a Timely and Professional manner, BIOMARIN shall have the option to provide CRO a Disputed Services Notice pursuant to Section 4(C) or a notice of default pursuant to Section 5(C), or both, and shall not be precluded from utilizing any other remedies available to it under this Agreement or applicable law.

3.	Transfer of Obligations/Key Personnel.

Certain specific sponsor obligations transferred by BIOMARIN to CRO in connection with the Studies shall be identified in the Scope of Work that may be on a separate attachment to the Scope of Work under the heading “Transfer of Obligations.” BIOMARIN shall retain those responsibilities not expressly transferred thereby. Except for those obligations expressly transferred from BIOMARIN to CRO, BIOMARIN shall at all times be deemed to be the “sponsor” of each Study pursuant to the terms of the Act. CRO acknowledges that any decision by BIOMARIN to transfer obligations to CRO hereunder will be made based on, among other things, BIOMARIN’s reliance on the assignment of Key Personnel. So long as Key Personnel remain in the employ of CRO and their performance does not decline, and so long as the Key Personnel are not promoted, disabled or ill, CRO agrees that it will not substitute persons for any Key Personnel or materially reduce the time commitment of Key Personnel without the prior written consent of BIOMARIN, which consent shall not be unreasonably withheld.

4.	Payment of Fees and Expenses.

A.	Study Budget. In consideration of the performance of the Services, CRO shall be paid the amounts set forth in the Study Budget, except as further specified in Attachment 4 of Exhibit B. The aggregate fees and expenses payable by BIOMARIN to CRO for the Services shall not exceed the fees and expenses specified in the Study Budget unless otherwise authorized in writing by BIOMARIN. In the event that the Study Budget provides that certain fees and expenses are estimates only, BIOMARIN’s obligations to pay amounts in excess of such estimates shall be expressly conditioned upon BIOMARIN receiving detailed advanced notice of CRO’s anticipated budget overages, and the reasons therefor, all of which must be satisfactory to BIOMARIN in its sole discretion. In addition, BIOMARIN shall only be obligated to pay the Pass Through Costs upon receipt of documentation of such expenses reasonably satisfactory to BIOMARIN.

B.	Invoice. CRO shall provide BIOMARIN an invoice for completed Services detailing fees and any Pass Through Costs incurred as specified in the Study Budget. Invoices shall describe in detail the Services performed and expenses incurred for such Services, and shall meet the requirements specified in this Section 4. Except with regard to Disputed Services and except as otherwise provided herein, BIOMARIN shall submit payment in full for all invoices within [****] following receipt of such invoices from CRO.

C.

Disputed Amounts. Payments due pursuant to a Study Budget, shall be paid in accordance with this Agreement when BIOMARIN has determined, in its reasonable discretion, that CRO has fulfilled its current responsibilities in a Timely and Professional manner except when an incident occurs that is outside of CRO’s reasonable control. In the event that BIOMARIN determines that any Services have not been completed in a Timely or Professional manner, it shall provide a Disputed Services Notice to CRO together with a detailed description of the basis for such determination, within thirty (30) days of acquiring knowledge of the events or omissions leading to BIOMARIN’s determination that such tasks have not been completed in a Timely or Professional manner. Notwithstanding any Disputed Services Notice, BIOMARIN shall be obligated to pay any outstanding amounts for Services not disputed in a Disputed Services Notice when due. To the extent BIOMARIN reasonably believes a portion of any Services were not performed in a Timely or Professional manner, BIOMARIN shall not be obligated to pay any outstanding amounts for the Disputed Services until after BIOMARIN has reasonably determined CRO has cured all deficiencies identified by BIOMARIN and has submitted to BIOMARIN an adequate plan of correction, within the time frame requested by BIOMARIN in its Disputed Services Notice, to reasonably ensure that such deficiencies will not occur in the future. CRO shall be deemed to have cured a scheduling or frequency deficiency if it has provided all of the services that it was required to provide within the time frames set forth in a revised schedule approved by BIOMARIN. In the event that BIOMARIN has reasonably determined CRO has not cured all such deficiencies or has not submitted an adequate plan of correction within the required time frame as provided herein that is satisfactory to BIOMARIN, BIOMARIN may provide CRO a notice of default as provided in Section 5(C). Notwithstanding the foregoing, upon CRO’s failure to complete any Services in a Timely and Professional manner, BIOMARIN may, at its option, provide CRO a notice of default pursuant to Section 5(C) in lieu of providing a Disputed Services Notice pursuant to this Section 4.

E.	Change in Scope. In the event BIOMARIN requests CRO to perform tasks beyond the Services set forth in the Scope of Work or requests CRO to reduce or otherwise modify the Services set forth in the applicable Scope of Work, CRO shall proceed as follows: consistent with the desire of both parties not to disrupt the ongoing progress of any Study, CRO shall use its best efforts to (i) submit proposed amendments to the applicable Scope of Work to cover such additional, reduced or modified tasks prior to commencing such tasks as well as an amended Study Budget should the modification of tasks affect the Study Budget; (ii) submit a new Scope of Work with a new Study Budget; and/or (iii) obtain written authorization from BIOMARIN to proceed with such tasks prior to final agreement on an amended or new Scope of Work. Both parties agree to use good faith efforts to negotiate and agree upon an amended or new Scope of Work as soon as practicable.

F.	Contract Currency. All direct or other professional fees owed to CRO for Services performed under this Agreement shall generally be invoiced to and paid by BIOMARIN in the Contract Currency, which shall be defined as the currency designated in Exhibit B.

1. Since pricing and subsequent invoicing are denominated in U.S. dollars while at least a portion of expenditure on the services provided will arise in one or more different currencies, and the contract pricing totals do not include a margin to cover currency exchange rate fluctuations (“CERF”), the parties agree to review CERF’s every three months throughout the term of this Agreement in accordance with this Section 4(F).

2. The contract pricing is based on the following exchange rates : 1 US dollar = .5466 Pounds Sterling = .8233Euro. Provided no currency in which expenditure occurs increases or decreases by more than 3% with respect to the US Dollar, the review will conclude that no adjustment to the original pricing is required in relation to the services provided to that date.

3. Where a CERF between the U.S. dollar and any other currency of expenditure exceeds 3%, one party will have the potential for gain and the other will have the potential for unacceptable and unintentional loss. Both parties agree that where this occurs it will be necessary to adjust the pricing of the services to eliminate any loss that would otherwise be incurred by the CRO or BIOMARIN through no fault of either party.

4. Sponsor agrees that if a CERF produces an unscheduled loss not specifically included in the contract price, BIOMARIN will agree to a positive price adjustment (i.e. a payment to the CRO) in relation to the services affected, with the effect of offsetting this loss in its entirety.

5. The CRO agrees that if a CERF produces an unscheduled gain not included in the contract price, the CRO will agree to a negative price adjustment (i.e. a reduction in price) in relation to the services affected, with the effect of offsetting this gain in its entirety. In the calculation of the adjustments referred to above, the % CERF will be multiplied by the proportion of service pricing that is denominated in the currencies that have been subject to the CERF, and these services will then be invoiced at the adjusted prices until reviewed by the parties, unless otherwise agreed by the parties.

5.	Term and Termination.

A.	Commencement. The term of this Agreement shall commence as of the date first written above and shall terminate upon performance in full of all Services described in every Scope of Work, unless earlier terminated in accordance with the terms hereof. The parties may terminate this Agreement or a specific Scope of Work as provided herein except that, in the event this Agreement is terminated, every Scope of Work shall be terminated prior to or simultaneous with the effective date of termination of this Agreement, unless otherwise specifically agreed by the parties.

B.	Termination. This Agreement or any Scope of Work may be terminated immediately upon written notice from BIOMARIN to CRO, in the following circumstances:

(1)	Authorization and approval to perform a Study, for which Services are provided hereunder, is withdrawn by the FDA, or other applicable regulatory authority, on a permanent or temporary basis;

(2)	Animal, human or toxicological test results, in the reasonable determination of BIOMARIN, support immediate termination of the Study; or

(3)	The emergence of adverse events that, in the sole determination of BIOMARIN, supports immediate termination or suspension of the Study.

C.

Notice of Default/For Cause Termination. If either party (“defaulting party”) shall be in default of its obligations under this Agreement (including, without limitation, any failure by CRO to perform any of the Services in a Timely and Professional manner), then the other party (the “non-defaulting party”) may give notice to the defaulting party in writing of any such default. The defaulting party shall have the Cure Period from the date of receipt of such notice within which to cure such default. If, in the discretion of the non-defaulting party, reasonably exercised, such default has not been cured by the expiration of the Cure Period, at anytime thereafter until such default has been cured, the non-defaulting party may terminate this Agreement or a Scope of Work immediately upon written notice to the defaulting party. Such written notice shall state the effective date of termination, which may be immediately. Either party hereto may terminate this Agreement immediately upon the occurrence of an “Insolvency Event” with respect to the other party. For purposes of this Agreement, “Insolvency Event” shall mean (1) a party or any of its subsidiaries shall commence a voluntary proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, or shall consent to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it, or shall make a general assignment for the benefit of creditors, or shall fail generally to pay its debts as they become due, or shall take any action to authorize any of the foregoing; (2) an involuntary case or other proceeding shall be commenced against a party or any of its subsidiaries seeking liquidation, reorganization or other relief with respect to it or its debts under bankruptcy, insolvency or other similar law or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, and such involuntary case or other proceeding shall remain undismissed and unstayed for a period of sixty (60) days; or (3) an order for relief shall be entered against a party or any of its subsidiaries under the federal bankruptcy laws now or hereafter in effect.

D.	No Cause Termination. BIOMARIN may terminate this Agreement or any Scope of Work with at least sixty (60) days written notice; provided, however, that such notice may specify immediate suspension of recruitment or enrollment of Study subjects. CRO agrees to cooperate with the terms of any such notice.

E.	CRO Obligations Upon Early Termination. Both CRO and BIOMARIN recognize that early termination of this Agreement or a Scope of Work requires both discussion and coordination between the parties to ensure patient safety, continuity of treatment (if appropriate) and compliance with all applicable regulations. Upon early termination of this Agreement or a Scope of Work, CRO shall cooperate with BIOMARIN to provide for an orderly cessation of the applicable Services. CRO further agrees that it will take no action or forego taking action if such action or forbearance would in any manner jeopardize patient safety or the utility, quality or integrity of the Study or violate or cause BIOMARIN to violate any applicable laws. In addition, unless otherwise stipulated by BIOMARIN, CRO shall perform such Services as are reasonably necessary in connection with the orderly wind-down of the Study or the transfer of CRO’s responsibilities to BIOMARIN or BIOMARIN’s designee. Upon receipt of detailed written instructions from BIOMARIN regarding the scope of tasks to be taken by CRO in connection with termination of this Agreement or any Scope of Work or of CRO’s duties hereunder or thereunder, CRO shall submit a reasonable budget prepared in good faith to BIOMARIN within five (5) business days of receipt of such instructions for BIOMARIN’s approval. The instruction for wind down services and approved budget are referred to herein as the “Wind Down Plan.”

Notwithstanding anything herein to the contrary, CRO shall transfer to BIOMARIN the Materials obtained or developed by CRO pursuant to this Agreement as soon as reasonably practical as agreed between the parties but in no event later than sixty (60) days. CRO may retain an archival copy of all Materials provided to BIOMARIN or developed or used in connection with the Study, provided that such archival copy remains subject to the confidentiality obligations set forth in Section 6. If BIOMARIN should request CRO to store the Materials beyond termination or expiration of this Agreement, BIOMARIN will reimburse CRO for its maintenance and storage costs.

F.	Other Remedies. CRO acknowledges and agrees that transfer of the Materials are critically important to BIOMARIN and that failure of CRO to comply with its obligations regarding the transfer of the Materials to BIOMARIN would cause BIOMARIN irreparable harm for which there is no adequate remedy at law. Accordingly, CRO admits that in the event of a breach by CRO of its obligations to transfer the Materials to BIOMARIN, upon the filing of a complaint by BIOMARIN, a court of competent jurisdiction may issue an order enjoining or restraining CRO from refusing or failing to transfer the Materials and requiring CRO to take any other action the court deems necessary. Nothing herein contained will be construed as prohibiting BIOMARIN from pursuing any other remedies available at law or in equity for any breach or threatened breach of this Agreement.

G.	BIOMARIN Obligations Upon Early Termination. Upon early termination of this Agreement, BIOMARIN shall promptly compensate CRO for all Services actually performed hereunder prior to the effective date of termination including those Services actually performed towards completion of a unit or milestone, for which Services CRO has not yet been compensated and for non-cancelable expenses incurred by CRO pursuant to the approved Study Budget, or shall pay such compensation if applicable, in accordance with the budget included in the Wind Down Plan. BIOMARIN’s obligation to compensate CRO is subject, however, to BIOMARIN’s rights hereunder to withhold payments in the event of a breach or failure to perform such Services in a Timely and Professional Manner and provided further that CRO has first transferred the Materials requested by BIOMARIN. Further, BIOMARIN shall reimburse CRO for all Pass Through Costs expressly approved by BIOMARIN as provided herein.

6.	Confidentiality.

A.	Confidential Information. During the term of this Agreement the parties may exchange confidential or proprietary information. In each case the party disclosing the confidential information will be the “Disclosing Party” and the recipient of the information will be the “Recipient,” as such terms are used herein. The Materials and any and all inventions, products, product development plans, standard operating procedures, costs, profits, markets, sales, services, investigator lists, key personnel, pricing policies, billing rates, operational methods, trade secrets, know-how, scientific and technical processes, technical and business information, patent information, structures, models, techniques, formula, processes, compositions, compounds, apparatus, specifications, samples, ideas, other business affairs and methods, plans for future developments, and other information not readily available to the public relating to the Disclosing Party or to any aspect of the business of the Disclosing Party or of the business of any affiliate of the Disclosing Party (collectively, the “Confidential Information”) shall be treated as confidential information, regardless of whether or not marked as proprietary or confidential. Confidential Information may be disclosed orally, visually or in tangible form (whether by document, electronic media, or other form).

B.

Non-Disclosure. The Recipient agrees to hold the Disclosing Party’s Confidential Information in confidence and shall use such Confidential Information only for the purpose of performing the Services. The Recipient shall not reproduce the Confidential Information, or disclose any Confidential Information to any third party, without prior written approval of the Disclosing Party. The Recipient agrees to protect the Confidential Information with at least the same degree of care as it normally exercises to protect its own proprietary information of a similar nature, but in any case using no less than a reasonable degree of care. The Recipient shall take all appropriate steps to ensure that all of its employees, consultants, affiliates or others only receive the Disclosing Party’s Information on a need-to-know basis, within the scope of this Agreement, and then, only if such parties are bound by obligations of confidentiality substantially similar to the terms of this Section 6; provided, however, that CRO shall not disclose BIOMARIN’s Confidential Information to anyone other than Key Personnel of CRO without BIOMARIN’s prior written consent. Without limiting any other provision of this Section 6, the Recipient shall not use the Disclosing Party’s Information, in whole or in part, to compete with the Disclosing Party, to develop blocking technology, or otherwise to damage the Disclosing Party or to enable or assist any other person in doing so.

C.	No Transfer of Rights. Nothing in this Section 6 shall be construed as granting or implying any license or right under any trademark, service mark, patent, copyright or any other intellectual property right. None of the Confidential Information which may be disclosed by the Disclosing Party shall constitute any representation, warranty, assurance, guarantee or inducement by the Disclosing Party to the Recipient, including, without limitation, with respect to the non-infringement of intellectual property rights, or other rights of third persons, or as representing any commitment to enter into any additional agreement, by implication or otherwise.

D.	Return/Destruction of Confidential Information. The Recipient, upon the written request of the Disclosing Party, shall, at the option of the Disclosing Party, (i) return, at the Disclosing Party’s expense, or (ii) destroy, all tangible or electronic forms of the Confidential Information; provided, however, that the Recipient may retain a single copy of the Confidential Information and related materials in its archives solely for the purpose of ensuring its compliance with this Agreement and applicable laws, provided that the single copy is maintained in a secure system and remains subject to the confidentiality obligations of this Section 6. The Recipient agrees to provide a written certification of destruction in accordance with clause (ii) above upon the written request of the Disclosing Party.

E.	Length of Obligation. The obligations of the Recipient with respect to Confidential Information set forth herein shall continue for a period of seven (7) years from the date of disclosure of Confidential Information, or for a longer period if so required by law, unless otherwise specified in a writing signed by both of the parties.

F.	Exceptions. For purposes of this Agreement, Confidential Information shall not include:

(1)	information that is or becomes public other than by breach of these provisions of this Agreement;

(2)	information required to be disclosed in any legal, administrative or governmental proceeding, or by court order, law or applicable regulation, provided that, if possible, the Recipient has provided notice to the Disclosing Party of such requirement to disclose and affords to the Disclosing Party an opportunity to challenge such disclosure;

(3)	information that becomes available to the Recipient without any obligation of confidentiality on Recipient from a source other than the Disclosing Party, or its representatives or affiliates, as evidenced by written records; or

(4)	information that was independently developed by or for the Recipient without access to the Confidential Information, as evidenced by written records.

The Recipient shall have the burden of proving the existence of any of the foregoing exceptions.

G.	Equitable Relief. The Recipient hereby acknowledges that the Disclosing Party would be irreparably damaged if the Disclosing Party’s Confidential Information were disclosed to any third party, or utilized in any manner not permitted herein, which damage could not be adequately compensated for by money damages. In the event of a breach or threatened breach by the Recipient of the provisions hereof, the Recipient agrees that the Disclosing Party may seek an injunction restraining the Recipient from such breach. Nothing herein shall be construed as prohibiting the Disclosing Party from pursuing any other remedies available at law or in equity for any breach or threatened breach of this Agreement.

H.	Privacy Laws. All information containing personal data shall be handled in accordance with all applicable privacy laws, rules and regulations.

7.	Intellectual Property.

A.	Ownership. The Materials are and shall remain the exclusive property of BIOMARIN.

B.	Inventions. As used here in this Agreement, “Inventions” means any information, ideas, methods, data, inventions, works, rights, properties, technology and know-how that is conceived, created, discovered, developed or invented by CRO, its agents, officers or employees which in any manner use, arise from, rely on or incorporate the Materials or Confidential Information of BIOMARIN. CRO shall disclose in writing to BIOMARIN any and all Inventions promptly upon becoming aware of the existence of such Inventions. CRO represents that it has taken all reasonable business measures to ensure that all personnel performing work pursuant to the terms of this Agreement have executed legally binding agreements necessary to assign to BIOMARIN any and all patent, copyright, trade secret, trade mark, service mark, know-how and any other intellectual property rights whatsoever to all Inventions made by such personnel during the course of their work pursuant to this Agreement (collectively, “Intellectual Property”).

C.	Assignment. CRO agrees to assign, and does hereby assign, to BIOMARIN all right, title and interest that CRO may have in any of the Intellectual Property.

D.	Patent Assistance. CRO shall cooperate with BIOMARIN and execute any and all applications, assignments or other instruments reasonably necessary to apply for and obtain letters patent of the United States or of any other country, or to obtain any recordation of or otherwise protect BIOMARIN’s interest in the Intellectual Property. BIOMARIN shall compensate CRO for its time reasonably devoted to such assistance and reimburse CRO for its reasonable expenses incurred in connection therewith.

E.	CRO Intellectual Property. All inventions, know-how, trade secrets, improvements, other intellectual property, computer programs, software (including codes), databases, applications, data collection, data management processes, proposals and other documentation, all devoid of BIOMARIN’s Materials and Confidential Information, laboratory analyses, analytical methods, procedures and techniques, which are generally used or developed solely by CRO and not pertaining particularly to any Study, and any improvement, alteration or enhancement to the same, which are not specifically requested and paid for by BIOMARIN during the course of performance of the Services, are the exclusive and confidential property of CRO or the third parties from whom CRO has secured the right of use (“CRO Intellectual Property”). Notwithstanding anything to the contrary, Study data are and shall remain the property of BIOMARIN.

F.	Non-Exclusive License. In a Scope of Work, CRO may grant BIOMARIN a limited license to use certain CRO Intellectual Property. To the extent such license is granted, unless otherwise specified in the Scope of Work, the license shall be a limited, non-transferable, royalty-free non-exclusive license to use such CRO Intellectual Property as is required to give BIOMARIN full benefit of the work product, and for no other purpose, and shall include the right to authorize others, such as research collaborators, service providers, and reviewing regulatory agencies, to use such CRO Intellectual Property in connection with their use of the work product only. BIOMARIN agrees that all such licenses shall be (i) restricted to use in conjunction with the work product, (ii) if software, shall only be in object code form which BIOMARIN agrees to hold confidential and which BIOMARIN agrees that it will not reverse engineer, decompile or disassemble, copy, translate, adapt, vary or modify; (iii) will not take any action in conflict with CRO’s ownership interest, and (iv) will indemnify and hold CRO harmless from any claim with respect to BIOMARIN’s use.

8.	Warranties and Representations.

A.	General Warranties and Representations. Each party warrants and represents that (i) it is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation; (ii) it has the power and authority and legal right to enter into this Agreement and to perform the obligations hereunder, including under each Scope of Work, and that it has taken all necessary corporate action to authorize execution of this Agreement; (iii) all necessary consents, approvals and authorizations of governmental authorities and other persons required to be obtained have been obtained; (iv) the execution and delivery of this Agreement will not conflict with or violate any requirement of any applicable laws or regulations, and do not conflict with or constitute a default under any contractual obligation enforceable against it.

B.

CRO’s Warranties and Representations. CRO warrants and represents that (i) the Services will be performed in a Professional manner and that none of the Services or any part of this Agreement, including any Scope of Work, is or will be inconsistent with any obligation CRO may have to any other person or entity; (ii) neither CRO nor any of the Key Personnel has been the subject of any adverse action by the FDA or other applicable governmental authorities of any kind whatsoever, including without limitation debarment or disqualification, and, further that neither CRO nor any of the Key Personnel has received notice of any kind that it may be the subject of adverse action by the FDA or other applicable governmental authorities; (iii) neither CRO nor any of the Key Personnel has ever been convicted of a crime involving theft, fraud, dishonesty or similar acts and, further, that each of the Key Personnel has the education, training and experience to perform the Services; (iv) no study or site managed by CRO has been the subject of adverse action by the FDA as a result of CRO’s negligence or misconduct in the performance of its duties with respect to that study or site; (v) CRO is not now and never has been the subject of a lawsuit involving negligence, misconduct, or breach of contract brought by a third party to whom CRO was engaged to provide services similar to the Services to be provided hereunder, (vi) in accordance with applicable FDA Guidance for Industry Computerized Systems Used in Clinical Trials, currently in force, CRO will develop and adhere to adequate compliance plans for the design, use, operation and maintenance of CRO’s computer software and hardware that will be utilized to perform the collection, storage, management and analysis of Study data (“CRO’s Computerized System”); and (v) CRO’s Computerized System complies with applicable law and regulations governing computerized systems used in clinical trials. As used herein, “CRO’s Computerized System” includes software developed by CRO and software developed by third parties and licensed to CRO.

9.	Indemnification.

A.	Indemnification by BIOMARIN. BIOMARIN shall hold harmless, defend and indemnify CRO, its successors in interest, shareholders, directors, officers, employees, representatives, agents, subsidiaries, affiliates, from and against, any and all damages, losses, costs, expenses, liabilities, claims, demands, actions, suits, proceedings, causes of action, accountings, obligations, and judgments whatsoever, in law or equity, whether civil, criminal, administrative or investigative, whether pending or threatened, including, without limitation, reasonable attorneys’ fees and disbursements (“Covered Claims”) incurred in connection with the conduct of a Study including, without limitation, those arising before, during or after a Study and relating to actual or alleged harmful effects of Study drug(s), including comparators and placebos; provided, however, BIOMARIN shall have no obligation hereunder to the extent any such claim arises primarily from the negligence or misconduct of CRO or breach of this Agreement by CRO.

B.	Indemnification by CRO. CRO shall hold harmless, defend and indemnify BIOMARIN, its successors in interest, shareholders, directors, officers, employees, representatives, agents, subsidiaries, affiliates, from and against, any and all Covered Claims incurred in connection with the negligence or misconduct of CRO in the performances of their duties hereunder or other breach of this Agreement, or of a Scope of Work; provided, however, CRO shall have no obligation hereunder to the extent any such claim arises primarily from, the Study Drug or the administration thereof, the negligence or misconduct of BIOMARIN or a material breach of this Agreement by BIOMARIN.

10.	Process for Indemnification.

A.

Defense. The obligation to indemnify a party in accordance with Section 9 is specifically contingent upon the party seeking indemnification (the “Indemnified Party”) providing notice of any actual or threatened Covered Claims as soon as practicable to the party from whom indemnification is sought (the “Indemnifying Party”) to enable the Indemnifying Party to arrange for and assume control of defense of such Covered Claims, provided, however, that failure to give prompt notice shall not limit the Indemnified Party’s rights to indemnification under this Agreement to the extent that the Indemnifying Party fails to establish that the Indemnifying Party was prejudiced by such failure. The Indemnifying Party shall be entitled, at its option, to assume and control the defense or settlement of any Covered Claims unless (i) the Indemnifying Party fails to notify the

Indemnified Party in writing within ten (10) days after the Indemnified Party has given to the Indemnifying Party notice of the actual or threatened Covered Claims that the Indemnifying Party will assume the defense of a Covered Claim and indemnify, defend, and hold harmless the Indemnified Party from and against the Covered Claims, (ii) counsel for the Indemnified Party determines that there exists a conflict of interest between the Indemnified Party and the Indemnifying Party in the conduct of any such defense or settlement, or (iii) the Indemnified Party determines, in its reasonable discretion, that the Indemnifying Party has failed to conduct the defense or settlement of such Covered Claims actively and diligently.

B.	Cooperation. The Indemnified Party shall cooperate with the Indemnifying Party in the investigation, defense and settlement of any Covered Claims when the latter controls the defense of any such Covered Claims. As long as the Indemnifying Party is conducting the defense of a Covered Claim, (i) the Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in the defense of the Covered Claims, (ii) the Indemnified Party will not consent to the entry of any judgment or enter into any settlement with respect to the Covered Claims without the prior written consent of the Indemnifying Party, which consent may not be unreasonably withheld, and (iii) the Indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to the Covered Claims where such settlement involves an admission of guilt, negligence or wrongdoing by the Indemnified Party without the prior written consent of the Indemnified Party, which consent may not be unreasonably withheld.

C.	Control by Indemnified Party. In the event any of the conditions in Section 10(A)(i)-(iii) occur, (i) the Indemnified Party may defend against, consent to the entry of any judgment on, or enter into any settlement with respect to, the Covered Claims in any manner the Indemnified Party reasonably may deem appropriate (and the Indemnified Party need not consult with or obtain any consent from the Indemnifying Party in connection therewith provided that the Indemnified Party has provided to the Indemnifying Party notice of its intent to defend against, consent to entry of judgment on, or enter into settlement with respect to the Covered Claims at least five (5) business days prior thereto); (ii) the Indemnifying Party will reimburse the Indemnified Party promptly and periodically, but in no event later than thirty (30) days after a written request for payment therefor has first been made by the Indemnified Party, for the costs of defending against the Covered Claims (including reasonable attorneys’ fees and expenses) and all other amounts for which the Indemnifying Party is responsible hereunder; and (iii) the Indemnifying Party will remain responsible for any damages, attorneys’ fees, costs, judgments, fines and amounts paid in settlement, that the Indemnified Party may incur resulting from, arising out of, relating to, in the nature of, or caused by the Covered Claims to the fullest extent provided in this Agreement.

D.	Non-exclusivity. The indemnification provided by this Agreement shall not be deemed exclusive of any other rights to which the Indemnified Party may be entitled under this Agreement, any other agreement, applicable law, or otherwise.

11.	Independent Contractors.

The parties hereto are independent contractors. Neither party shall have any authority to, or offer or agree to, incur or assume any obligations or commitments in the name of, or on behalf of, the other party, except as expressly provided herein. CRO will be solely responsible for all FICA taxes and all obligations to governments or other organizations arising out of this Agreement, and CRO acknowledges that no income or other taxes shall be withheld or accrued by BIOMARIN for the benefit of CRO or any of its employees. Unless BIOMARIN has provided prior written approval, CRO shall not use any contractors to perform CRO’s obligations hereunder; except that, CRO may subcontract with clinical research associates (CRA) provided that CRO remains responsible for the performance of such subcontracted CRAs. Specifically, CRO shall be solely responsible for injuries and damages of any kind whatsoever that result from the actions of its employees, agents and subcontractors.

12.	Insurance.

A.	CRO Insurance. CRO shall secure and maintain, in full force and effect throughout the term of this Agreement, insurance coverage for Contract Research Organization Errors or Omissions and Electronic Errors or Omissions and Professional Liability insurance appropriate for the conduct of CRO’s business in amounts sufficient in view of industry standards but in no event less than Ten Million Dollars ($10,000,000) per claim and in the annual aggregate. Such insurance shall be occurrence-based and purchased from a reputable insurer with a rating of A or better by A.M. Best or similar reputable rating agency to cover claims accruing during the term of this Agreement. CRO shall provide a certificate of insurance upon BIOMARIN’s written request.

B.	BIOMARIN Insurance. BIOMARIN shall secure and maintain, in full force and effect throughout the term of this Agreement, insurance coverage for clinical trials in amounts sufficient in view of industry standards but in no event less than Fifteen Million Dollars ($15,000,000) per claim and total aggregate. Such insurance shall be purchased from a reputable insurer to cover claims accruing during the term of this Agreement. BIOMARIN shall provide a certificate of insurance upon CRO’s written request.

C.	Notice. Both parties shall immediately notify the other in writing no less than thirty (30) days in advance, in the event the insurance coverage required to be maintained pursuant to this Agreement is proposed to be materially modified, cancelled, not renewed or otherwise terminated.

13.	Regulatory Inspections; Audits.

A.	Regulatory Matters. Each party acknowledges that the other party may respond independently to any regulatory correspondence or inquiry in which such party or its affiliates is named. Each party, however, shall: a) notify the other party in writing immediately of any governmental or regulatory inspection or inquiry concerning any Study, including, without limitation, inspections of investigational sites or laboratories; b) forward to the other party copies of any correspondence from any regulatory or governmental agency relating to any Study; and, c) obtain the written consent of the other party, which will not unreasonably be withheld, before referring to the other party or any of its affiliates in any regulatory correspondence. Each party will be given the opportunity to have a representative present and participate during a regulatory inspection relating to any Study. Each party, however, acknowledges that it may not direct the manner in which the other party fulfills its obligations to permit inspection by governmental entities.

B.	Regulatory Audits. Each party agrees that, during an inspection by a regulatory authority concerning any Study, it will not disclose information and materials that are not required to be disclosed to such agency, without the prior consent of the other party, which shall not be unreasonably withheld. Such information and materials includes, but are not limited to, the following: 1) financial data and pricing data; 2) sales data (other than shipment data); and, 3) personnel data (other than data as to qualification of technical and professional persons performing functions subject to regulatory requirements).

C.	Audit of CRO. During the term of this Agreement, CRO will permit BIOMARIN’s representatives at BIOMARIN’s expense to examine or audit the Services performed hereunder and the facilities at which the Services are provided upon reasonable advance notice during regular business hours to determine that the Services are being provided in a Professional manner and in accordance with applicable law and regulation and this Agreement and that the facilities are adequate. Without limiting the generality of the foregoing, CRO shall fully cooperate with BIOMARIN’s representatives in conducting such examination or audit and shall provide access to any data, information, records or systems necessary or desirable to conduct such audit and shall permit BIOMARIN to make copies of any such data, information or records, subject to the confidentiality provisions of this Agreement.

14.	Dispute Resolution.

A.	Governing Law. The validity, interpretation, and performance of this Agreement will be determined in accordance with the laws of the State of California without regard to its conflicts of laws rules and principles.

B.	Resolution of Disputes. The parties shall first attempt to settle any and all disputes arising out of or in connection with or relating to the execution, interpretation, performance, or nonperformance of this Agreement or any other certificate, agreement, or other instrument between, involving, or affecting the parties (including the validity, scope, and enforceability of this arbitration agreement) (each, a “Dispute”) through good faith negotiation before resorting to arbitration.

C.	Arbitration. Should the parties be unable in good faith to resolve such Dispute by way of good faith negotiation within twenty (20) days, such Dispute shall be solely and finally settled by confidential, binding arbitration before a panel of three arbitrators appointed in accordance with the Commercial Rules of the American Arbitration Association (the “Rules”); provided, however, that in the event of conflict between the Rules and the terms of this Agreement, the terms of this Agreement shall govern. The arbitration panel shall render its award based on the explicit terms of this Agreement; and in instances where it is silent, on the basis of strict principles consistent with terms of the Agreement. To commence arbitration of any such dispute, the party desiring arbitration shall notify the other party in writing in accordance with the Rules. The place of arbitration shall be San Francisco, California, and the law applicable to the arbitration procedure shall be the Federal Arbitration Act (9 USC § 2). To commence arbitration of any such dispute, the party desiring arbitration shall notify the other party in writing in accordance with the Rules. Each party shall choose one arbitrator and the two arbitrators shall choose the third member of the panel.

D.	Exclusive Remedy. The parties agree that the award of the arbitration panel shall (1) be the sole and exclusive remedy between them regarding any claims, counterclaims, or issues presented to the arbitrator; (2) be final and subject to no judicial review, except as otherwise as required by applicable law; and (3) be made and shall promptly be payable in U.S. dollars free of any tax, withholding, deduction, or offset. The parties further agree that any costs, fees (including reasonable attorney’s fees and disbursements), or taxes incident to enforcing the award shall, to the maximum extent permitted by law, be charged against the party resisting such enforcement. The parties hereto agree that judgment on the arbitration award may be entered and enforced in any court having jurisdiction over the parties or their assets.

E.	Payment. Initial payment of arbitration filing fees, arbitration administrative fees, arbitration expenses, and arbitrators’ compensation, shall be made in accordance with the Rules. However, the prevailing party, as determined by the arbitrators, shall be entitled to reimbursement of the arbitration filing fees, arbitration administrative fees, arbitration expenses, and arbitrator’s compensation, and reasonable attorney’s fees, costs and expenses associated with the arbitration.

F.	Equitable Relief. Nothing in this Section 14 shall be construed to restrict either party’s right to seek and obtain injunctive relief in a court of competent jurisdiction in the event a party has breached or threatens to breach any of its obligations under Section 6 or Section 7.

15.	Miscellaneous.

A.	Binding Agreement. This Agreement shall be binding on and inure to the benefit of the parties hereto and their respective legal representatives, successors and permitted assigns; provided, however, that CRO shall not transfer or assign its rights or delegate its duties under this Agreement without the prior written consent of BIOMARIN. Any such assignment or delegation in violation of this Section 15(A) shall be null and void.

B.	Force Majeure. A party shall be excused from performing its obligations hereunder if its performance is directly delayed or prevented by any cause beyond such party’s reasonable control including, but not limited to, acts of God, fire, explosion, weather, disease, war, insurrection, civil strife, riots, government action, or power failure; provided that (a) the delayed or prevented party (i) gives the other party written notice of such cause promptly, and in any event within fifteen (15) days of discovery thereof, and (ii) uses its reasonable best efforts to perform its obligations notwithstanding such circumstances. Performance shall be excused only to the extent of and during the reasonable continuance of such cause if such cause continues to directly delay or prevent performance. Any deadline or time for performance of a Service falling due during or subsequent to the occurrence of any of the causes referred to herein shall be extended for a period of time equal to the period such cause delayed or prevented the affected party from performing its obligation hereunder. Suspension by a party of its obligations hereunder during a force majeure event shall not constitute a breach of this Agreement or such obligations hereunder, nor shall a party have any liability to the other party for such suspension. If an event of force majeure extends for a period exceeding twenty (20) days, BIOMARIN may, at its sole option, elect to terminate this Agreement or the applicable Scope of Work, in which case the provisions of Section 5(B) shall apply.

C.	Amendments. This Agreement may be modified or amended only by a writing executed by both parties hereto.

D.	Notices. All notices shall be in writing and shall be personally delivered or sent by certified mail, return receipt requested, to the parties at the addresses set forth above or at such other addresses as may be furnished in writing to the other party hereto. Notices to CRO shall also be sent to:

Kendle International Inc.

Attn: Office of General Counsel

441 Vine Street, 1200 Carew Tower

Cincinnati, Ohio 45202

(513) 381-5550

(513) 562-1746

Notices to BIOMARIN:

BioMarin Pharmaceutical Inc.

371 Bel Marin Keys Blvd., Suite 210

Novato, CA 94949

Attention: Stuart Swiedler

With a copy to: Eric Davis, Esq.

Tel: (415) 884-6700

Fax: (415) 382-7889

Notices shall be deemed given on the date of actual receipt.

E.	Waiver. The waiver or breach of any term or condition of this Agreement shall not be deemed to constitute a waiver of any other term or condition hereof. The failure in any one or more instances of a party to insist upon performance of any of the terms, covenants or conditions of this Agreement, to exercise any right or privilege conferred in this Agreement, or the waiver by said party of any breach of any of the terms, covenants or conditions of this Agreement, shall not be construed as a subsequent waiver of any such terms, covenants, conditions, rights or privileges, but the same shall continue and remain in full force and effect as if no such forbearance or waiver had occurred. No waiver shall be effective unless it is in writing and signed by an authorized representative of the waiving party.

F.	Surviving Provisions. The termination or expiration of this Agreement shall not relieve either party of its obligations to the other with respect to (a) maintaining the confidentiality of Confidential Information, (b) assignment of Inventions and assistance with respect thereto, or (c) indemnification.

G.	Entire Agreement. This Agreement, together with all exhibits and attachments hereto and thereto, constitutes the entire agreement among the parties hereto with respect to the subject matter hereof. There are no representations, warranties, covenants or undertakings with respect to the subject matter hereof other than those expressly set forth herein. This Agreement supersedes all prior and contemporaneous agreements, understandings, negotiations and discussions between the parties with respect to the subject matter hereof. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

H.	Severability. The invalidity or unenforceability of any provision hereof shall in no way affect the validity or enforceability of any other provision.

I.	Further Assurances. The parties each agree to execute additional instruments and documents and to do all such further things as the other party may reasonably require in order to carry out the intent of this Agreement. In addition, the parties agree to reasonably cooperate with one another in connection with the execution of the other parties’ obligations hereunder.

J.	Counterparts. This Agreement may be executed in any one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

K.	Publicity. Except as required by law, neither party shall use the name of the other party or of any Agent thereof for purposes of publicizing this Agreement or any Project performed hereunder, or for any other public disclosure purposes without the prior written consent of the other party.

L.	Use of Copyrighted Materials. If in connection with a Scope of Work, BIOMARIN requests CRO to make and/or distribute copies of copyrighted materials such as journal articles or excerpts from publications, CRO agrees to pay the cost of any copyright fees incurred by CRO that are necessary for CRO to produce and distribute such copies and BIOMARIN agrees to reimburse CRO for such costs. BIOMARIN shall indemnify CRO for any and all damages, losses, and costs, including, without limitation, reasonable attorneys’ fees, which CRO incurs as a result of making and/or distributing copyrighted material pursuant to BIOMARIN’s request.

M.	Construction. The captions of sections in this Agreement are for convenience only, and this Agreement shall not be construed or interpreted by reference to such captions. All references to sections, exhibits or schedules refer to the sections of this Agreement, unless the context clearly indicates otherwise.

N.	Non-Solicitation. Both parties agree that during the term of this Agreement and for a period of one (1) year thereafter or, if not enforceable, the maximum length of time enforceable under law, neither party shall directly recruit employees of the other party without the prior written consent of the other party.

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IN WITNESS WHEREOF the parties hereto have executed this Agreement as of the day and year first above written.

KENDLE INTERNATIONAL INC.

By:	/s/ Karl Brenkert
Name:	Karl Brenkert III
Title:	Senior Vice President & CFO
Date:	10-21-04

BIOMARIN PHARMACEUTICAL INC.

By:	/s/ Stuart J. Swiedler
Name:	Stuart J. Swiedler
Title:	Vice President Clinical Affairs
Date:	10/20/04

Exhibit A-1—A-3 –Protocol Title Pages

Exhibit B- Scope of Work No. 1

EXHIBIT A-1—A-3

EXHIBIT B

Scope of Work No. 1

This Scope of Work No. 1 (“Scope of Work Exhibit No. 1”) is by and between BioMarin Pharmaceutical Inc. having a place of business at 105 Digital Drive, Novato CA 94949 (hereinafter, “BioMarin”), and Kendle International, Inc. having a place of business at 441 Vine Street, Suite 1200, Cincinnati, OH 45202 (“CRO” or “Kendle”) and relates to the CRO Services Agreement dated the 15th day of September, 2004, (the “CRO Agreement”).

WHEREAS, pursuant to the CRO Agreement, CRO has agreed to conduct certain Services in connection with one or more clinical studies, which are conducted in support of regulatory approval of Phenoptin, which Services are to be more particularly described in a Scope of Work, such as this one; and

WHEREAS, the parties wish to set forth herein the Services which CRO shall perform with respect to the sites referenced in Attachment 3 hereto and related study budget and payment schedules set forth in Attachment 2.

NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein, the parties hereby agree as follows:

1. Scope of Work No. 1 / Capitalized Terms.

This Scope of Work No. 1 and the research contemplated herein is subject to the terms and provisions of the CRO Agreement. Capitalized terms used herein that are not otherwise defined shall have the meaning ascribed to them in the CRO Agreement.

2. Scope of Services / Transferred Obligations.

The Scope of Services to be performed by CRO pursuant to this Scope of Work No. 1, including without limitation all Sponsor obligations that are to be transferred to CRO, are set forth in Attachment 1, attached hereto, which is incorporated by reference.

3. Study Budget / Payment Schedule.

The Study Budget and Payment Schedule for the Services to be performed pursuant to this Scope of Work No.1, is set forth in Attachment 2, attached hereto, which is incorporated by reference. Modifications to the Study Budget may be made in accordance with the Risk/Reward program set forth in Attachment 4, attached hereto, and incorporated by reference.

4. Approved Affiliates / Key Personnel.

As provided by the CRO Agreement, all Key Personnel and Approved Affiliates who may be performing work pursuant to this Scope of Work No. 1 are specifically listed in Attachment 1, attached hereto, which is incorporated by reference.

5. Protocols.

The Protocols have been previously provided to CRO and are incorporated herein by reference. Summaries of each Studies for which the Services will be performed pursuant to this Scope of Work No. 1 is set forth in Attachment 3, attached hereto, which is incorporated by reference.

6. Term.

The term of this Scope of Work No. 1 shall commence on the date of execution and shall continue until the Services described in Attachment 1 are completed, unless this Scope of Work No.1 is terminated in accordance with the CRO Agreement.

7. Amendments.

No modification, amendment, or waiver of this Scope of Work No. 1 shall be effective unless in writing and duly executed and delivered by each party to the other and otherwise in accordance with Section 3 of the CRO Agreement.

ACKNOWLEDGED, ACCEPTED AND AGREED TO:

BIOMARIN PHARMACEUTICAL INC.		KENDLE INTERNATIONAL, INC.

By:	/s/ Stuart Swiedler	/s/ Karl Brenkert
(signature)

		By:	Karl Brenkert III
Stuart Swiedler, MD, PhD		Its:	Senior Vice President and CFO
Vice President, Clinical Affairs
Date: 10/20/04		Date: 10/21/04

ATTACHMENT 1

TO SCOPE OF WORK NO. 1

TO CRO SERVICES AGREEMENT BY AND AMONG BIOMARIN

PHARMACEUTICAL INC. AND KENDLE INTERNATIONAL, INC., DATED

15 SEPTEMBER, 2004

SCOPE OF SERVICES / TRANSFER OF OBLIGATIONS / KEY PERSONNEL /

APPROVED AFFILIATES

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